Exhibit 10.19

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between PMG SERVICES, INC., a Florida corporation (“Employer”), PEDIATRIX MEDICAL GROUP, INC., a Florida corporation and parent of Employer (“Pediatrix”), and MARK ORDAN (“Employee”) on January 12, 2025 (the “Effective Date”).

RECITALS

WHEREAS, Employer is presently engaged in “Employer’s Business” as defined on Exhibit A hereto; and

WHEREAS, Employer desires to employ Employee and benefit from Employee’s contributions to Employer.

NOW, THEREFORE, in consideration of the mutual covenants and premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee hereby agree as follows:

1.
Employment.
1.1
Employment and Term. Employer hereby agrees to employ Employee and Employee hereby agrees to serve Employer on the terms and conditions set forth herein for an “Initial Term” commencing as of the Effective Date and continuing for a period of five (5) years, unless sooner terminated as hereinafter set forth. Thereafter, the employment of Employee hereunder shall automatically renew for successive one (1) year periods (each a “Renewal Term”) until terminated in accordance herewith, unless either party has given ninety (90) days’ prior written notice to the other party of the intention not to extend Employee’s employment for the applicable Renewal Term. The Initial Term and each Renewal Term shall be collectively referred to as the “Employment Period”. While serving in the position of Chief Executive Officer of Pediatrix, Pediatrix shall re-nominate Employee for election to the Board (as defined below) upon the end of each term of Employee’s service as a member of the Board during the Employment Period. Employee shall not receive additional compensation for his service as a Board member. As a Board member, Employee shall be held to, and must abide by, the highest fiduciary duties permitted under applicable state law. Upon the termination of this Agreement or his removal from the position of Chief Executive Officer for any reason, Employee shall be removed from the Board automatically and without any vote required by the shareholders of Pediatrix or other Board members.
1.2
Duties of Employee. As of the Effective Date and thereafter during the remaining Employment Period, Employee shall (a) serve as Chief Executive Officer of Employer and Pediatrix, (b) report solely and directly to the Board of Directors of Pediatrix (the “Board”), and (c) perform such duties as are customary to the position Employee holds or as may reasonably be assigned to Employee from time to time by the Board, including, but not limited to, also serving as an officer and/or director, or equivalent, of subsidiaries and/or affiliates of Pediatrix; provided, that such duties as assigned shall be customary to Employee’s role as chief executive officer of Employer and Pediatrix. Employee’s employment shall be full-time and, as such, Employee agrees to devote substantially all of Employee’s attention and professional time to the business and affairs of Employer and Pediatrix. Employee shall perform Employee’s duties honestly, diligently, competently, in good faith and in the best interest of Employer and Pediatrix. During the Employment Period, Employee agrees that Employee will not, without the prior written consent of Employer (which consent shall not be unreasonably withheld), serve as a director on a corporate board of directors or in any other similar capacity for any institution other than Employer and Pediatrix, and their respective subsidiaries and affiliates in accordance with this Section 1.2. Employer agrees that Employee’s serving on the board of directors of the entities disclosed to Employer on or prior to the Effective Date has been consented to by Employer and such service shall not constitute Employee’s breach of this Agreement. During the Employment Period, it shall not be a violation of this Agreement to (i) serve on civic or charitable boards or committees, (ii) manage personal investments, or (iii) deliver lectures, fulfill speaking engagements or teach at educational institutions, so long as such activities do not violate any code of conduct or personnel policies and procedures of Employer or Pediatrix and do not, individually or in the aggregate, interfere with the performance of Employee’s responsibilities as an employee of Employer in accordance with this Agreement, including the restrictions of Section 8 hereof.
1.3
Place of Performance. Employee’s principal work location shall be Pediatrix’s corporate headquarters in Florida, subject to the Employer’s remote work policy as in effect from time to time and subject to travel reasonably required in the performance of Employee’s duties.
2.
Base Salary and Performance Bonus.
2.1
Base Salary. Employer shall pay Employee during the Employment Period an annualized salary of One Million Dollars ($1,000,000) (the “Base Salary”), payable in accordance with Employer’s normal business practices for senior executives (including tax withholding), but in no event less frequently than monthly. Employee’s Base Salary shall be reviewed at least annually, no later than ninety (90) days after the beginning of Employer’s fiscal year, by the Compensation and Talent Committee of the Board (the “Compensation and Talent Committee”) and may be increased, but not decreased, in its discretion. After any such increase in Base Salary, the term “Base Salary” shall refer to the increased amount.
2.2
Performance Bonus. Employee shall be eligible to earn a cash bonus (the “Performance Bonus”) for each year during the Employment Period commencing with 2025, provided that, except as otherwise provided herein, Employee has remained employed by Employer as of the end of the applicable year. Employee’s target bonus opportunity for any particular year (“Target Bonus”) shall be one hundred and fifty percent (150%) of Base Salary. The amount of bonus payable to Employee for any particular year will be determined by the Compensation and Talent Committee based upon the achievement of reasonable performance objectives established by the Compensation and Talent Committee, following consultation with Employee. All such bonuses, if earned, shall be paid no later than March 15th of the calendar year immediately following the calendar year in which it is earned.
2.3
Initial Awards.

(a)
Retention Award. Employee shall be granted a cash award in the amount of Two Million Dollars ($2,000,000) (the “Retention Award”), which will be paid to Employee in a lump sum within thirty (30) days following the Effective Date; provided, that Employee shall be required to repay, on a pro-rated basis, the Retention Award to Employer, less income taxes paid with respect to the Retention Award, in the event that Employee’s employment is terminated for Cause by Employer or if Employee voluntarily resigns other than for Good Reason, in each case, on or prior to the three-year anniversary of the Effective Date, with the amount subject to repayment equal to (i) 100% in the event of such termination on or prior to the one-year anniversary of the Effective Date, (ii) 66.67% in the event of such termination following the one-year anniversary of the Effective Date and on or prior to the two-year anniversary of the Effective Date, and (iii) 33.33% in the event of such termination following the two-year anniversary of the Effective Date and on or prior to the three-year anniversary of the Effective Date.
(b)
Equity Transformation Award. On the Effective Date, Pediatrix shall grant to Employee a performance share unit award under Pediatrix’s Amended and Restated 2008 Incentive Compensation Plan, as amended (the “2008 Plan”) with respect to 640,000 shares of Pediatrix common stock (“Pediatrix Common Stock,” and such award, the “Equity Transformation Award”). The Equity Transformation Award shall be earned with respect to (i) one-third of the shares of Pediatrix Common Stock subject to the award on the Effective Date upon the attainment of the First Stock Price Hurdle (as defined below), (ii) one-third of the number of shares of Pediatrix Common Stock subject to the award on the Effective Date upon the attainment of the Second Stock Price Hurdle (as defined below), and (iii) one-third of the number of shares of Pediatrix Common Stock subject to the award on the Effective Date upon the attainment of the Third Stock Price Hurdle (as defined below), and which shall vest, to the extent earned, on the three-year anniversary of the Effective Date, subject to Employee’s continued employment with Employer through such date (except as otherwise provided by Section 4 of this Agreement). For purposes of the Equity Transformation Award, the “First Stock Price Hurdle,” “Second Stock Price Hurdle” and “Third Stock Price Hurdle” shall be attained upon the closing price of a share of Pediatrix Common Stock equaling or exceeding 125%, 150% and 175%, respectively, of the average closing price of a share of Pediatrix Common Stock over the twenty (20) trading days immediately preceding the Effective Date (the “Reference Price”) for twenty (20) consecutive trading days on the primary national securities exchange on which such Pediatrix Common Stock is listed for trading. For the avoidance of doubt, in the event the applicable Stock Price Hurdle is not achieved on or before the three-year anniversary of the Effective Date, then the portion of the Equity Transformation Award attributed to such Stock Price Hurdle shall be forfeited for no consideration. Notwithstanding anything in this Agreement to the contrary, in the event of a Change in Control (as defined in the 2008 Plan), the Stock Price Hurdles shall be deemed earned to the extent the applicable Stock Price Hurdles have been achieved either (i) as of (including prior to) the consummation of such Change in Control using the measurement methodology specified above or (ii) based on the Change in Control Price, and thereafter the Equity Transformation Award shall convert to a time-based award that shall vest on the three-year anniversary of the Effective Date, subject to Employee’s continued employment with Employer through such date (except as otherwise provided by Section 4 of this Agreement). The Transformation Award shall also be subject to the terms and conditions of the 2008 Plan and an award agreement, provided that such award agreement shall not be inconsistent with the terms of this Agreement and shall be in a form reasonably acceptable to Employee. For the purposes of this paragraph, “Change in Control

Price” shall mean the value of the consideration per share of Pediatrix Common Stock received by holders of Pediatrix Common Stock in the Change in Control transaction, with the value of any non-cash consideration determined prior to the Change in Control by the Compensation and Talent Committee in its discretion.
3.
Benefits.
3.1
Expense Reimbursement. Employer shall promptly reimburse Employee for all out-of-pocket expenses reasonably incurred by Employee during the Employment Period on behalf of or in connection with Employer’s Business pursuant to the reimbursement standards and guidelines of Employer in effect from time to time, and no less favorable than provided for other senior executive officers of Employer or Pediatrix, including reimbursement for appropriate professional organizations. Employee shall account for such expenses and submit reasonable supporting documentation in accordance with Employer’s policies in effect from time to time. Employee shall be permitted to travel first-class for all business air travel.
3.2
Employee Benefits. During the Employment Period, Employee shall be entitled to participate in such health, welfare, disability, retirement savings and other fringe benefit plans and programs (subject to the terms and conditions of such plans and programs) as may be provided from time to time to employees of Employer and to the extent that such plans and programs are applicable to other similarly situated employees of Employer. Notwithstanding the foregoing, Employee may choose to waive participation in Employer’s health and welfare plans pursuant to the standard waiver provisions thereof and remain on Employee’s existing health and welfare plans, in which case Employee shall be reimbursed a monthly amount equal to the cost of such Employee health and welfare plans, up to the amount of Employer’s monthly COBRA rate, subject to applicable taxes and withholdings and subject to Employee’s continued employment on each monthly reimbursement date.
3.3
Leave Time. During the Employment Period, Employee shall be entitled to paid vacation and leave days each calendar year in accordance with the leave policies established by Employer from time to time. Any leave time not used during each fiscal year of Employer may be carried over into the next year to the extent permitted by Employer policy.
3.4
Equity Plans. During the Employment Period, the Compensation and Talent Committee shall grant to the Employee on an annual basis following the Effective Date, and at the same time as other executive officers of Employer, awards (each an “Equity Award”) pursuant to the 2008 Plan or any other similar plan adopted by Pediatrix (together with the 2008 Plan, each an “Equity Plan”), with a target grant date fair value determined by the Compensation and Talent Committee in the same manner as for other executive officers of Employer, but in no event less than Five Million Five Hundred Thousand Dollars ($5,500,000). Each Equity Award made to Employee shall be subject to the terms and conditions of this Agreement and the terms of the applicable Equity Plan and shall be made subject to an award agreement that is consistent with terms applicable to other executive officers of Employer. In the event of a Change in Control, all performance conditions applicable to all performance-based share awards then outstanding and held by Employee (other than the Transformation Award) shall be deemed achieved based on the greater of (a) the target level of performance, if applicable, and (b) the actual level of achievement of the applicable performance goals as determined by the Compensation and Talent Committee prior to the Change in Control.
4.
Termination; Compensation and Benefits Upon Termination.
4.1
Termination for Cause. Employer may terminate Employee’s employment under this Agreement for Cause (as defined below). Employee shall be provided written notice of any action or inaction alleged to constitute Cause and not less than thirty (30) days to cure, to the extent curable. The termination date for a termination of Employee’s employment under this Agreement pursuant to this Section 4.1 shall be the date specified by Employer in a written notice to Employee of finding of Cause. If Employee’s employment is terminated for Cause, Employer shall pay (i) Employee’s Base Salary through the termination date at the rate in effect at the termination date, (ii) reimbursement for reasonable business expenses properly incurred prior to the termination date, subject to Employer policy and the provisions of Section 3.1 hereof, and (iii) vacation payout and any other vested benefits, subject, in each case, to applicable Employer benefit plans or applicable law (the foregoing clauses (i)-(iii), the “Accrued Obligations”).
4.2
Disability. Employer may terminate Employee’s employment under this Agreement upon the Disability (as defined below) of Employee. The termination date for a termination of this Agreement pursuant to this Section 4.2 shall be the date specified by Employer in a notice to Employee. In the event of Employee’s Disability, (i) Employee shall continue to receive the Base Salary for ninety (90) days (the “Initial Disability Period”) under the Employer’s short term disability policy, which may be amended or modified in the Employer’s discretion upon written notice to Employee, and (ii) following such Initial Disability Period, if Employee’s Disability continues, the Employer may terminate Employee’s employment immediately upon written notice. If Employee’s employment is terminated in connection with Employee’s Disability, in addition to the Accrued Obligations and subject to and conditioned on Employee’s compliance with the terms of Section 5 hereof, Employee shall be eligible to receive (A) a bonus with respect to Employer’s fiscal year in which the termination date occurs, determined based on actual performance, multiplied by the number of days in the fiscal year prior to and including the date of termination and divided by three hundred sixty five (365) (a “Pro-Rated Bonus”), which shall be paid in the calendar year immediately following the calendar year in which it is earned, as soon as practicable after the audited financial statements for Employer for the year for which the bonus is earned have been released, but in no event later than March 15th following the year for which the Performance Bonus is earned; and (B) all time-based Equity Awards granted to Employee by Pediatrix prior to termination of Employee’s employment shall immediately become fully vested, non-forfeitable and, if applicable, exercisable, and all performance-based shares awards, if any, including without limitation the Transformation Award, shall remain outstanding and shall vest based upon actual performance determined at the end of the applicable performance period (the “Equity Acceleration”), provided that the award agreement may specify treatment that is more favorable to Employee. Any shares delivered pursuant to the Equity Acceleration shall be delivered to Employee within sixty (60) days following such termination of employment, subject to any delay required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or as otherwise required by the underlying award agreement. Employee shall also receive any earned and unpaid Performance Bonus with respect to the year prior to the year of termination, which shall be paid in accordance with Section 2.2 without regard to its continued employment requirement.

4.3
Death. Employee’s employment under this Agreement shall terminate automatically upon the death of Employee, without any requirement of notice by Employer to Employee’s estate. The date of Employee’s death shall be the termination date for a termination of Employee’s employment under this Agreement pursuant to this Section 4.3. Upon Employee’s death during the Employment Period, Employer shall pay or provide to the person or entity designated by Employee in a notice filed with Employer or, if no person is designated, to Employee’s estate (i) the Accrued Obligations; (ii) a Pro-Rated Bonus; and (iii) the Equity Acceleration. Any shares delivered pursuant to the Equity Acceleration shall be delivered to Employee within sixty (60) days following such termination of employment, subject to any delay required to comply with Section 409A of the Code or as otherwise required by the underlying award agreement. Employee shall also receive any earned and unpaid Performance Bonus with respect to the year prior to the year of termination, which shall be paid in accordance with Section 2.2 without regard to its continued employment requirement.
4.4
Termination by Employer Without Cause. Employer may terminate Employee’s employment under this Agreement without Cause by giving Employee written notice of such termination. The termination date shall be the date specified by Employer in such notice, which may be up to ninety (90) days from the date of such notice. The non-renewal of this Agreement pursuant to Section 1.1 shall be considered a termination of Employee’s employment by Employer without Cause. Upon any termination of Employee’s employment without Cause pursuant to this Section 4.4 that is not a termination following a Change in Control that is covered by Section 4.7, in addition to the Accrued Obligations and subject to and conditioned on Employee’s compliance with the terms of Section 5 hereof, Employee shall be eligible to receive: (i) a Pro-Rated Bonus; (ii) any earned and unpaid Performance Bonus with respect to the year prior to the year of termination, which shall be paid in accordance with Section 2.2 without regard to its continued employment requirement; (iii) within sixty (60) days of the termination date, Employer shall pay Employee a lump sum payment equal to the product of (A) two and (B) Employee’s Base Salary; (iv) within sixty (60) days of the termination date, Employer shall pay Employee a lump sum payment equal to the product of (A) two and (B) the greater of (x) Employee’s Average Annual Performance Bonus (as defined below) or (y) Employee’s Target Bonus; and (v) the Equity Acceleration, with any shares delivered pursuant to the Equity Acceleration to be delivered to Employee within sixty (60) days following such termination of employment, subject to any delay required to comply with Section 409A of the Code or as otherwise required by the underlying award agreement.
4.5
Termination by Employee without Good Reason. Employee may terminate Employee’s employment under this Agreement without Good Reason (as defined below) upon not less than ninety (90) days prior written notice to Employer. Upon receipt of such notice from Employee, Employer may, at its option, accelerate the effective date of Employee’s termination of employment at any time in advance of the expiration of such ninety (90) day period (which acceleration shall not constitute Good Reason or a termination by Employer without Cause). The termination date under this Section 4.5 shall be the date specified by Employer, but in no event more than ninety (90) days after Employer’s receipt of notice from Employee as contemplated by this Section 4.5. Upon any termination of Employee’s employment under this Agreement pursuant to this Section 4.5, Employee shall be entitled to the Accrued Obligations.

4.6
Termination by Employee for Good Reason. Employee may terminate Employee’s employment hereunder for Good Reason. If Employee desires to terminate Employee’s employment under this Agreement pursuant to this Section 4.6, Employee must, within one hundred eighty (180) days after the occurrence of events giving rise to the Good Reason, provide Employer with a written notice describing the Good Reason in reasonable detail. If Employer fails to cure the matter cited within thirty (30) days after the date of Employee’s notice, then this Agreement shall terminate as of the end of such thirty (30) day cure period, provided, however, that Employer may, at its option, require Employee to terminate employment at any time in advance of the expiration of such thirty (30) day cure period. If Employee’s employment under this Agreement is terminated pursuant to this Section 4.6 and such termination is not a termination following a Change in Control that is covered by Section 4.7, then Employee shall be eligible to receive the same payments and benefits, subject to the same conditions, for a termination without Cause as set forth in Section 4.4 hereof.
4.7
Termination in Connection with a Change in Control. If Employee’s employment under this Agreement is terminated by Employer without Cause or by Employee for Good Reason, in each case, within six (6) months prior to or twelve (12) months following a Change in Control, then, in addition to the Accrued Obligations, Employee shall be eligible to receive: (i) a Pro-Rated Bonus; (ii) Employee shall also receive any earned and unpaid Performance Bonus with respect to the year prior to the year of termination, which shall be paid in accordance with Section 2.2 without regard to its continued employment requirement; (iii) within sixty (60) days of the termination date, Employer shall pay Employee a lump sum payment equal to the product of (A) three and (B) Employee’s Base Salary; (iv) within sixty (60) days of the termination date, Employer shall pay Employee an amount equal to the product of (A) three and (B) the greater of (x) Employee’s Average Annual Performance Bonus or (y) Employee’s Target Bonus; and (v) the Equity Acceleration, with any shares delivered pursuant to the Equity Acceleration to be delivered to Employee within sixty (60) days following such termination of employment, subject to any delay required to comply with Section 409A of the Code or as otherwise required by the underlying award agreement. For the avoidance of doubt, and any reductions in Base Salary or Target Bonus opportunity resulting in Good Reason shall be disregarded in calculating severance under this Section 4.7. Further, in the event of a termination within six (6) months prior to a Change in Control under this Section 4.7, any amounts due under this Section 4.7 shall be reduced by the amounts previously paid under Section 4.4 or Section 4.5, as applicable, and the additional amounts due under clauses (iii) and (iv) of this Section 4.7 in the event of a termination within six (6) months prior to a Change in Control shall be paid within sixty (60) days following the consummation of the Change in Control.
4.8
Termination due to Retirement. If Employee’s employment hereunder is terminated due to Employee’s Retirement, then Employee shall be entitled to receive the Equity Acceleration, with any shares delivered pursuant to the Equity Acceleration delivered to Employee within sixty (60) days following such Retirement, subject to any delay required to comply with Section 409A of the Code or as otherwise required by the underlying award agreement; provided, that any equity awards granted within twelve (12) months of the Employee’s Retirement shall vest on a pro-rated basis, based on the number of days in the fiscal year prior to and including the retirement date and divided by three hundred sixty five (365).

4.9
Continuation of Benefit Plans. Following any termination that results in the expiration of Employee’s continued benefit plan coverage, Employee and each of Employee’s eligible dependents shall be entitled to elect for continuation of coverage provided pursuant to COBRA. In addition, upon Employee’s termination of employment due to Retirement, termination by the Employer without Cause, or resignation by Employee with Good Reason, in each case, subject to applicable law and the limitations imposed by Employer’s stop-loss insurance policy, Employee and his eligible dependents will be entitled to elect, for a period of five (5) years following the date of Employee’s Retirement, to continue to participate in any self-insured group health plan sponsored by Employer for its employees on the same basis as regular, full-time employees of Employer and their eligible dependents. Employee will pay the full cost of such continued group health coverage, which is understood to be the Employer’s monthly COBRA rate.
4.10
Continuing Obligations. The obligations imposed on Employee with respect to non-competition, non-solicitation, confidentiality, non-disclosure and assignment of rights to inventions or developments in this Agreement or any other agreement executed by the parties shall continue, notwithstanding the termination of the employment relationship between the parties and regardless of the reason for such termination.
5.
Conditions to Severance; Certain Definitions.
5.1
Release. Employer shall provide Employee with a general release in the form attached as Exhibit B (subject to such modifications as Employer may reasonably request, to comply with applicable law) (the “Release”) within seven (7) days after Employee’s termination date. Payments or benefits to which Employee may be entitled pursuant to Section 4 hereof (other than the Accrued Obligations and Employee’s right to elect for continuation of coverage provided pursuant to COBRA) (the “Severance Amounts”) shall be conditioned upon (i) Employee executing the Release within twenty one (21) days after receiving it from Employer (or such longer period as may be set forth in the Release not to exceed forty-five (45) days) and the Release becoming irrevocable upon the expiration of seven (7) days following Employee’s execution of it, and (ii) Employee’s compliance with all post-termination obligations to Employer and its subsidiaries and affiliates and surrendering to Employer all proprietary or confidential information and articles belonging to Employer or its subsidiaries or affiliates. Payment of the Severance Amounts shall be suspended during the period (the “Suspension Period”) that begins on Employee’s termination date and ends on the date (“Suspension Termination Date”) that is at least forty-five (45) days after Employee’s termination date; provided, however, that this suspension shall not apply, and Employer shall be required to provide, any continued health insurance coverage (or COBRA reimbursement) that would be required under Section 4 hereof during the Suspension Period. If Employee executes the Release and the Release becomes irrevocable by no later than the Suspension Termination Date, then payment of any Severance Amounts that were suspended pursuant to this provision shall be made in the first payroll period that follows the Suspension Termination Date, and any Severance Amounts that are payable after the Suspension Termination Date shall be paid at the times provided in Section 4 hereof.
(a)
Certain Definitions. As used in this Agreement: “Average Annual Performance Bonus” shall mean an amount equal to the average of the percentage of Employee’s Target Bonus achieved for the three (3) full calendar years prior to the termination date (or such lesser period as Employee may have been employed by Employer), and calculated based on

Employee’s Base Salary and Target Bonus in Employee’s current position. For illustration purposes, if Employee earned 40%, 100% and 70% of Employee’s Target Bonus in each of the three full calendar years prior to termination, and Employee’s current Target Bonus was 100% of Base Salary, and Base Salary was $1,000,000.00, then Employee’s Average Annual Performance Bonus would equal $315,000.00. ((40%+ 100% + 70%) / 3 x 100% x $1,000,000.00 = $700,000.00).
(b)
“Cause” shall mean the occurrence of any of: (i) Employee’s engagement in (A) willful misconduct resulting in material harm to Pediatrix or Employer, or (B) gross negligence resulting in material harm to Pediatrix or Employer; (ii) Employee’s conviction of, or pleading nolo contendere to, a felony or any other crime involving fraud, financial misconduct, or misappropriation of Employer’s assets; (iii) Employee’s willful and continual failure, after written notice from the Board to (A) perform substantially Employee’s employment duties consistent with Employee’s position and authority, or (B) follow, consistent with Employee’s position, duties, and authorities, the reasonable lawful mandates of the Board; (iv) Employee’s failure or refusal to comply with a reasonable policy, standard or regulation of Employer in any material respect, including but not limited to Employer’s sexual harassment, other unlawful harassment, workplace discrimination or substance abuse policies; or (v) Employee’s breach of Section 8.4 hereof resulting in material harm to Pediatrix or Employer. No act or omission shall be deemed willful or grossly negligent for purposes of this definition if taken or omitted to be taken by Employee in a good faith belief that such act or omission to act was in the best interests of Employer or Pediatrix or if done at the express direction of the Board. No act or omission shall be deemed willful or grossly negligent for purposes of this definition if taken or omitted to be taken by Employee in a good faith belief that such act or omission to act was in the best interests of Employer or Pediatrix or if done at the express direction of the Board or upon the advice of counsel to Employer.
(c)
Subject to the requirements of applicable law, “Disability” shall mean (i) Employee’s inability to perform Employee’s duties hereunder, with or without a reasonable accommodation, as a result of physical or mental illness or injury, and (ii) a determination by an independent qualified physician selected by Employer and acceptable to Employee (which acceptance shall not be unreasonably withheld) that Employee is currently unable to perform such duties and in all reasonable likelihood such inability will continue for a period in excess of an additional one hundred eighty (180) days.
(d)
“Good Reason” shall mean: (i) a decrease in Employee’s Base Salary; (ii) a decrease in Employee’s Target Bonus opportunity or a failure of the Compensation and Talent Committee to approve an equity grant pursuant to Section 3.4 hereof; (iii) Employee is assigned any position, duties, responsibilities or compensation that is materially inconsistent with the position, duties, or responsibilities of Employee contemplated herein as of the Effective Date, excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Employer promptly after receipt of written notice; (iv) Employee experiences a material diminution in Employee’s authorities, duties or responsibilities, excluding for this purpose any isolated and inadvertent action not taken in bad faith and which is remedied by Employer promptly after receipt of written notice, provided that, if following a Change in Control, neither the Pediatrix Common Stock nor the common equity of its successor, parent or subsidiary is listed for trading on a national securities exchange or if Employee is not chief executive officer of a publicly-traded entity, Employee shall have Good Reason to terminate employment; (v) Employee is required to report to any person other than the Board, is not re-nominated to the Board or is removed from the Board; (vi) the requirement by Employer that Employee be based in any office or location outside of the metropolitan area where Pediatrix’s headquarters are located as of the Effective Date, except for travel reasonably required in the performance of Employee’s duties; or (vii) any other action or inaction that constitutes a material breach of this Agreement by Employer.
(e)
“Retirement” shall mean the termination of Employee’s employment under this Agreement other than for Cause on or following the conclusion of the Initial Term, and subject to Employee providing advanced written notice of such Retirement to Employer at least six (6) months prior to the effective date of such Retirement; provided, that the Employer may, in its sole discretion, accelerate the effective date of such Retirement.
6.
Successors; Binding Agreement.
6.1
Successors. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) acquiring a majority of Employer’s voting common stock or any other successor to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place and Employee hereby consents to any such assignment. In such event, “Employer” shall mean Employer as previously defined and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. This Section 6.1 shall not limit Employee’s ability to terminate this Agreement in the circumstances described in Section 4.6 hereof.
6.2
Benefit. This Agreement and all rights of Employee under this Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die after the termination date and amounts would have been payable to Employee under this Agreement if Employee had continued to live, including under Section 5 hereof, then such amounts shall be paid to Employee’s devisee, legatee, or other designee or, if there is no such designee, Employee’s estate.
7.
Conflicts. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof, and supersedes and revokes any and all prior or existing agreements, written or oral, relating to the subject matter hereof, and this Agreement shall be solely determinative of the subject matter hereof. Any conflict between this Agreement and any plan document or award agreement or policy shall be resolved in favor of this Agreement.
8.
Restrictive Covenants; Confidential Information; Work Product; Injunctive Relief.

8.1
No Material Competition. Employer and Employee acknowledge and agree that a strong relationship and connection exists between Employer and its current and prospective patients, referral sources, and customers as well as the hospitals and healthcare facilities at which it provides professional services. Employer and Employee further acknowledge and agree that the restrictive covenants described in this Section are designed to enforce, and are ancillary to or part of, the promises contained in this Agreement and are reasonably necessary to protect the legitimate interests of Employer in the following: (1) the use and disclosure of the Confidential Information as described in Section 8.4 hereof; (2) the professional development activities described in Section 1.2 hereof; and (3) the goodwill of Employer, as promoted by Employee as provided in Section 1.2 hereof. The foregoing listing is by way of example only and shall not be construed to be an exclusive or exhaustive list of such interests. Employee acknowledges that the restrictive covenants set forth below are of significant value to Employer and were a material inducement to Employer in agreeing to the terms of this Agreement. Employee further acknowledges that the goodwill and other proprietary interest of Employer will suffer irreparable and continuing damage in the event Employee enters into competition with Employer in violation of this Section.

Therefore, Employee agrees that, except with respect to services performed under this Agreement on behalf of Employer, Employee shall not, at any time during the Restricted Period (as defined below), for Employee or on behalf of any other person, persons, firm, partnership, corporation or employer, intentionally, knowingly, or willingly participate or engage in or own an interest in, directly or indirectly, any individual proprietorship, partnership, corporation, joint venture, trust or other form of business entity, whether as an individual proprietor, partner, joint venturer, officer, director, member, employee, consultant, independent contractor, stockholder, or lender, if such entity is engaged in, directly or indirectly, “Employer’s Business,” as defined on Exhibit A hereto. Employee acknowledges that, as of the date hereof, Employee’s responsibilities will include matters affecting the businesses of Employer listed on Exhibit A. Notwithstanding the foregoing and except as otherwise set forth on Exhibit A, Employee shall not violate this Section 8.1 by providing services to an entity which has a unit, division, subsidiary, or affiliate engaged in the Employer’s Business so long as Employee does not directly or indirectly provide services to such unit, division, subsidiary, or affiliate. For purposes of this Section 8, the “Restricted Period” shall mean the Employment Period plus (i) eighteen (18) months in the event this Agreement is terminated pursuant to Section 4.1 hereof, and (ii) twenty-four (24) months in the event the Agreement is terminated for any other reason.

8.2
No Hire. Employee further agrees that Employee shall not, at any time during the Employment Period (other than on behalf of Employer or its affiliates) and for a period of eighteen (18) months immediately following termination of this Agreement for any reason, for Employee or on behalf of any other person, persons, firm, partnership, corporation or employer, intentionally, knowingly, or willingly employ, or intentionally, knowingly, or willingly permit any company or business directly or indirectly controlled by Employee to (a) employ or otherwise hire (i) any person who is a then current employee or exclusive independent contractor of Employer or one of its affiliates, or (ii) any person who was an employee or exclusive independent contractor of Employer or one of its affiliates in the prior six (6) month period, or (b) take any action that would reasonably be expected to induce an employee or independent contractor of Employer or one of its affiliates to leave his or her employment or engagement with Employer or one of its affiliates (including without limitation for or on behalf of a subsequent employer of Employee). Employee shall not violate this Section 8.2 by (x) soliciting employees or consultants through a general advertisement not directed specifically at employees or exclusive independent contractors of Employer or one of its affiliates or (y) providing a personal reference.
8.3
Non-Solicitation. Employee further agrees that Employee shall not, at any time during the Employment Period (other than on behalf of Employer or its affiliates) and for a period of eighteen (18) months immediately following termination of this Agreement for any reason, for Employee or on behalf of any other person, persons, firm, partnership, corporation or employer, intentionally, knowingly, or willingly solicit or accept business from (but solely in competition with Employer’s Business) or take any action that would reasonably be expected to materially interfere with, diminish or impair the valuable relationships that Employer or its affiliates have with (i) hospitals or other health care facilities with which Employer or its affiliates have contracts to render professional services or otherwise have established relationships, (ii) patients, (iii) referral sources, (iv) vendors, (v) any other clients of Employer or its affiliates, or (vi) prospective hospitals, patients, referral sources, vendors or clients whose business Employee was aware that Employer or any affiliate of Employer was in the process of soliciting at the time of Employee’s termination (including potential acquisition targets).
8.4
Confidential Information. At all times during the term of this Agreement, Employer shall provide Employee with access to “Confidential Information.” As used in this Agreement, the term “Confidential Information” means any and all confidential, proprietary or trade secret information, whether disclosed, directly or indirectly, verbally, in writing or by any other means in tangible or intangible form, including that which is conceived or developed by Employee, applicable to or in any way related to: (i) patients with whom Employer has a physician/patient relationship; (ii) the present or future business of Employer; or (iii) the research and development of Employer. Without limiting the generality of the foregoing, Confidential Information includes: (a) the development and operation of Employer’s medical practices, including information relating to budgeting, staffing needs, marketing, research, hospital relationships, equipment capabilities, and other information concerning such facilities and operations and specifically including the procedures and business plans developed by Employer for use at the hospitals where Employer conducts its business; (b) contractual arrangements between Employer and insurers or managed care associations or other payors; (c) the databases of Employer; (d) the clinical and research protocols of Employer, including coding guidelines; (e) the referral sources of Employer; or (f) other confidential information of Employer that is not generally known to the public that gives Employer the opportunity to obtain an advantage over competitors who do not know or use it, including the names, addresses, telephone numbers or special needs of any of its patients, its patient lists, its marketing methods and related data, lists or other written records used in Employer’s business, compensation paid to employees and other terms of employment, accounting ledgers and financial statements, contracts and licenses, business systems, business plan and projections, and computer programs. The parties agree that, as between them, this Confidential Information constitutes important, material, and confidential trade secrets that affect the successful conduct of Employer’s business and its goodwill. Employer acknowledges that the Confidential Information specifically enumerated above is special and unique information and is not information that would be considered a part of the general knowledge and skill Employee has or might otherwise obtain.

Notwithstanding the foregoing, Confidential Information shall not include any information that (i) was known by Employee from a third party source before disclosure by or on behalf of Employer, (ii) becomes available to Employee from a source other than Employer that is not, to Employee’s knowledge, bound by a duty of confidentiality to Employer, (iii) becomes generally available or known in the industry other than as a result of its disclosure by Employee, or (iv) has been independently developed by Employee and may be disclosed by Employee without breach of this Agreement, provided, in each case, that Employee shall bear the burden of demonstrating that the information falls under one of the above-described exceptions. Pursuant to the Defend Trade Secrets Act of 2016, Employee acknowledges that Employee shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and may use the trade secret information in the court proceeding, if Employee (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

Additionally, notwithstanding anything herein to the contrary, nothing in this Agreement or any other agreement between Employer and Employee shall prevent Employee from filing a charge, sharing information and communicating in good faith, without prior notice to Employer, with any federal government law enforcement or regulatory agency having jurisdiction over Employer or its operations, and cooperating in any investigation by any such federal government agency.

Except as provided herein, Employee agrees that Employee will not at any time, whether during or subsequent to the term of Employee’s employment with Employer, in any fashion, form or manner, unless specifically consented to in writing by Employer (or as reasonably appropriate in connection with Employee’s performance of his duties), either directly or indirectly, use or divulge, disclose, or communicate to any person, firm or corporation, in any manner whatsoever, any Confidential Information of any kind, nature, or description, subject to applicable law. The parties agree that any breach by Employee of any term of this Section 8.4 resulting in material harm to Pediatrix or Employer is a material breach of this Agreement and shall constitute “Cause” for the termination of Employee’s employment hereunder pursuant to Section 4.1 hereof. In the event that Employee is ordered to disclose any Confidential Information, whether in a legal or a regulatory proceeding or otherwise, Employee shall provide Employer with prompt written notice of such request or order so that Employer may seek to prevent disclosure or, if that cannot be achieved, the entry of a protective order or other appropriate protective device or procedure in order to assure, to the extent practicable, compliance with the provisions of this Agreement. In the case of any disclosure required by law, Employee shall disclose only that portion of the Confidential Information that Employee is ordered to disclose in a legally binding subpoena, demand or similar order issued pursuant to a legal or regulatory proceeding. Employee may also disclose Confidential Information as necessary in any litigation or arbitration between Employee and Employer or any of its affiliates, subject to a mutually agreeable protective order or other appropriate protective device or procedure in order to assure, to the extent practicable, compliance with the provisions of this Agreement.

All Confidential Information, and all equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, other written and graphic records, in any media (including electronic or video) containing Confidential Information or relating to the business of Employer, which Employee shall prepare, use, construct, observe, possess, or control shall be and remain Employer’s sole property (collectively “Employer Property”). Upon termination or expiration of this Agreement, or earlier upon Employer’s request, Employee shall promptly deliver to Employer all Employer Property, retaining none other than Employee’s personal contacts, calendar and personal correspondence and any of Employee’s compensation-related information.

8.5
Ownership of Work Product. Employee agrees and acknowledges that (i) all copyrights, patents, trade secrets, trademarks, service marks, or other intellectual property or proprietary rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Employee during the course of performing work for Employer and any other work product conceived, created, designed, developed or contributed by Employee during the term of this Agreement that relates in any way to Employer’s Business (collectively, the “Work Product”), shall belong exclusively to Employer and shall, to the extent possible, be considered a work made for hire within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered a work made for hire owned exclusively by Employer, Employee hereby assigns to Employer all right, title, and interest worldwide in and to such Work Product at the time of its creation, without any requirement of further consideration. Upon request of Employer (and at Employer’s cost), Employee shall take such further actions and execute such further documents as Employer may deem necessary or desirable to further the purposes of this Agreement, including without limitation separate assignments of all right, title, and interest in and to all rights of copyright and all right, title, and interest in and to any inventions or patents and any reissues or extensions which may be granted therefore, and in and to any improvements, additions to, or modifications thereto, which Employee may acquire by invention or otherwise, the same to be held and enjoyed by Employer for its own use and benefit, and for the use and benefit of Employer’s successors and assigns, as fully and as entirely as the same might be held by Employee had this assignment not been made.
8.6
Clearance Procedure for Proprietary Rights Not Claimed by Employer. In the event that Employee wishes to create or develop, other than on Employer’s time or using Employer’s resources, anything that may be considered Work Product but to which Employee believes Employee should be entitled to the personal benefit of, Employee agrees to follow the clearance procedure set forth in this Section. Before beginning any such work, Employee agrees to give Employer advance written notice and provide Employer with a sufficiently detailed written description of the work under consideration for Employer to make a determination regarding the work. Unless otherwise agreed in a writing signed by Employer prior to receipt, Employer shall have no obligation of confidentiality with respect to such request or description. Employer will determine in its sole discretion, within thirty (30) days after Employee has fully disclosed such plans to Employer, whether rights in such work will be claimed by Employer. If Employer determines that it does not claim rights in such work, Employer agrees to so notify Employee in writing and Employee may retain ownership of the work to the extent that such work has been expressly disclosed to Employer. If Employer fails to so notify Employee within such thirty (30) day period, then Employer shall be deemed to have agreed that such work is not considered Work Product for purposes of this Agreement. Employee agrees to submit for further review any significant improvement, modification, or adaptation that could reasonably be related to Employer’s Business so that it can be determined whether the improvement, modification, or adaptation relates to the business or interests of Employer. Clearance under this procedure does not relieve Employee of the restrictive covenants set forth in this Section 8.
8.7
Non-Disparagement. During the Employment Period and for a period of ten (10) years after the termination of this Agreement, Employee will not, directly or indirectly, as an individual or on behalf of a firm, corporation, partnership or other legal entity, intentionally, knowingly, or willingly make any comment that would reasonably be expected to be materially disparaging or negative to any other person or entity regarding Employer or any of its affiliates, agents, attorneys, employees, officers and directors, Employee’s work conditions or circumstances surrounding Employee’s separation from Employer or otherwise impugn or criticize the name or reputation of Employer, its affiliates, agents, attorneys, employees, officers or directors, orally or in writing. Upon termination of this Agreement, Employer and Pediatrix will instruct directors and executive officers of Employer and Pediatrix, respectively, that they shall not make any comment that would reasonably be expected to be materially disparaging or negative to Employee, Employee’s work performance or circumstances surrounding Employee’s separation from Employer or otherwise impugn or criticize the name or reputation of Employee. This Section 8.7 shall not be violated by truthful testimony or statements made in the normal course of Employee’s employment or permitted competitive activities.
8.8
Review by Employee. Employee has carefully read and considered the terms and provisions of this Section 8, and having done so, agrees that the restrictions set forth in this Section 8 are fair and reasonably required for the protection of the interests of Employer. In the event that any term or provision set forth in this Section 8 shall be held to be invalid or unenforceable by a court of competent jurisdiction, the parties hereto agree that such invalid or unenforceable term(s) or provision(s) may be severed from this Agreement without, in any manner, affecting the remaining portions hereof. Without limiting other possible remedies available to Employer, Employee agrees that injunctive or other equitable relief will be available to enforce the covenants set forth in this Section 8, such relief to be without the necessity of posting a bond. In the event that, notwithstanding the foregoing, any part of the covenants set forth in this Section 8 shall be held to be invalid, overbroad, or unenforceable by an arbitrator or a court of competent jurisdiction, the parties hereto agree that such invalid, overbroad, or unenforceable provision(s) may be modified or severed from this Agreement without, in any manner, affecting the remaining portions of this Section 8 (all of which shall remain in full force and effect). In the event that any provision of this Section 8 related to time period or areas of restriction shall be declared by an arbitrator or a court of competent jurisdiction to exceed the maximum time period, area or activities such arbitrator or court deems reasonable and enforceable, said time period or areas of restriction shall be deemed modified to the minimum extent necessary to make the geographic or temporal restrictions or activities reasonable and enforceable.
8.9
Survival; Notice of Breach and Right to Cure. If Employer reasonably believes that Employee has breached a provision of this Section 8, Employer shall provide prompt written notice thereof to Employee that explains such reasonably believed breach (the “Alleged Breach”). Employer agrees to work in good faith with Employee to provide Employee a reasonable opportunity to promptly cure such Alleged Breach. In the event that Employee, acting in good faith, promptly takes actions that would reasonably be expected to cure the Alleged

Breach, including, with respect to a comment made by Employee that Employer reasonably believes is in breach of Section 8.7 hereof, by Employee retracting such comment, then Employee shall be deemed not to be in breach of this Section 8 with respect to the Alleged Breach. Employer and Employee further agree that Employee shall not be deemed to be in breach of any term of Section 8.4 hereof unless such breach results in material harm to Pediatrix or Employer.

The provisions of this Section 8 shall survive the termination of this Agreement and Employee’s employment with Employer. In the event of a breach of this Section 8 by Employee, as finally determined pursuant to Section 11 hereof, Employer retains the right to terminate any continuing payments to Employee provided for in Section 4 hereof. In the event of a breach of any provisions of this Section 8 by Employee, as finally determined pursuant to Section 11 hereof, the period for which those provisions would remain in effect shall be extended for a period of time equal to that period beginning when such breach commenced and ending when the activities constituting such breach shall have been finally terminated (unless Employer was aware of such breach and did not commence actions to cause Employee to cease his actions), in each case as finally determined pursuant to Section 11 hereof. The provisions of this Section 8 are expressly intended to benefit and be enforceable by other affiliated entities of Employer, who are express third party beneficiaries hereof. Employee shall not assist others in engaging in any of the activities described in the foregoing restrictive covenants.

9.
Tax Matters
9.1
Section 409A
(a)
In General. The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. Employer makes no representation or warranty and shall have no liability to Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, Section 409A.
(b)
Six-Month Delay. Anything in this Agreement to the contrary notwithstanding, if at the time of Employee’s separation from service within the meaning of Section 409A of the Code, Employer determines that Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Employee becomes entitled to under this Agreement on account of Employee’s “separation from service” (within the meaning of Section 409A) that would be considered “non-qualified deferred compensation”, such payment shall not be payable and such benefit shall not be provided until the date that is within fifteen (15) days after the end of the six-month period beginning on the date of such “separation from service” or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of Employee’s estate following Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(c)
Reimbursements. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by Employer or incurred by Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(d)
Separation from Service. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Employee’s termination of employment, then such payments or benefits shall be payable only upon Employee’s “separation from service” as defined under Section 409A. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(e)
Later Calendar Year. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and not otherwise exempt from the application of Section 409A, then, if the period during which Employee may consider and sign the Release or the period in which the Employer can make a severance payment spans two calendar years, any payment or benefit described in this Agreement will not be made or begin until the later calendar year.
9.2
Section 280G. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by Employer or its affiliates to Employee or for Employee’s benefit pursuant to the terms of this Agreement or otherwise (the “Covered Payments”) constitute parachute payments (the “Parachute Payments”) within the meaning of Section 280G of the Code and, but for this Section 9, would be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Employee of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to Employee if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the

“Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.
(a)
Any such reduction shall be made in accordance with Section 409A and the following: (i) the Covered Payments consisting of cash severance benefits that do not constitute nonqualified deferred compensation subject to Section 409A shall be reduced first, in reverse chronological order; (ii) all other Covered Payments consisting of cash payments, and Covered Payments consisting of accelerated vesting of equity based awards to which Treas. Reg. § 1.280G-1 Q/A-24(c) does not apply, and that in either case do not constitute nonqualified deferred compensation subject to Section 409A, shall be reduced second, in reverse chronological order; (iii) all Covered Payments consisting of cash payments that constitute nonqualified deferred compensation subject to Section 409A shall be reduced third, in reverse chronological order; and (iv) all Covered Payments consisting of accelerated vesting of equity-based awards to which Treas. Reg. § 1.280G-1 Q/A-24(c) applies shall be the last Covered Payments to be reduced.
(b)
Any determination required under this Section 9 shall be made in writing in good faith by an independent accounting firm selected by Employer prior to the applicable Section 280G change in control (the “Accountants”). Employer and Employee shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9. For purposes of making the calculations and determinations required by this Section 9, the Accountants may rely on reasonable, good-faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on Employer and Employee. Employer shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 9. Employer shall cooperate with the Employee in good faith in valuing, and the Accountants shall take into account the value of, services to be provided by the Employee (including the Employee agreeing to refrain from performing services pursuant to a covenant not to compete) before, on or after the date of the transaction which causes the application of Section 280G of the Code such that payments in respect of such services may be considered to be “reasonable compensation” within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of such final regulations in accordance with Q&A-5(a) of such final regulations.
(c)
It is possible that after the determinations and selections made pursuant to this Section 9, Employee will receive Covered Payments that are in the aggregate more than the amount intended or required to be provided after application of this Section 9 (“Overpayment”) or less than the amount intended or required to be provided after application of this Section 9 (“Underpayment”).
(i)
In the event that: (A) the Accountants determine, based upon the assertion of a deficiency by the Internal Revenue Service against either Employer or Employee that the Accountants believe has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then Employee shall pay any such Overpayment to Employer together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of Employee’s receipt of the Overpayment until the date of repayment.
(ii)
In the event that: (A) the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by Employer to or for the benefit of Employee together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date the amount should have otherwise been paid to Employee until the payment date.
9.3
Tax Withholding. All amounts payable under this Agreement shall be subject to applicable income and employment tax withholding.
10.
Dispute Resolution; Injunctive Relief. If any controversy or claim arises out of or relating to this Agreement, or any alleged breach hereof, Employee and Employer shall first try to resolve such controversy or claim through mediation using the services of the American Arbitration Association. If any such controversy or claim cannot be resolved by mediation pursuant to the foregoing, Employee and Employer agree that such controversy or claim shall be finally determined by a single arbitrator, jointly selected by Employee and Employer, provided that if Employee and Employer are unable to agree upon a single arbitrator after reasonable efforts, the arbitrator shall be an impartial arbitrator selected by the American Arbitration Association.

Employer shall bear all costs associated with such mediation and, if necessary, arbitration, including but not limited to all costs of the mediator and arbitrator, and shall reimburse Employee on a monthly basis for Employee’s reasonable legal and other expenses, including all fees, incurred in connection with any such mediation and, if necessary, arbitration, provided, however, that if Employer ultimately prevails in any arbitration (as determined by the arbitrator), the arbitrator shall have the power to require Employee to reimburse Employer for all or a portion of the advanced legal fees and other expenses as determined by the arbitrator (and, if the arbitrator finds that Employer prevailed on certain claims and Employee prevailed on others, the arbitrator shall have the power to require Employee to reimburse Employer for a portion of the advanced legal fees and other expenses determined by the arbitrator based on those claims on which Employer prevailed). The mediation and, if necessary, arbitration proceedings shall be held in Sunrise, Florida, unless otherwise mutually agreed by the parties, and shall be conducted in accordance with the American Arbitration Association National Rules for the Resolution of Employment Disputes then in effect. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof. Any such mediation and, if necessary, arbitration shall be treated as confidential by all parties thereto, except as otherwise provided by law or as otherwise necessary to enforce any judgment or order issued by the arbitrator.

Notwithstanding anything herein to the contrary, if Employer or Employee shall require immediate injunctive relief, then the party shall be entitled to seek such relief in any court having jurisdiction, and if the party elects to do so, the other party hereby consents to the jurisdiction of the state and federal courts sitting in the State of Florida and to the applicable service of process. Employee and Employer hereby waive and agree not to assert, to the fullest extent permitted by applicable law, any claim that (i) they are not subject to the jurisdiction of such courts, (ii) they are immune from any legal process issued by such courts and (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. In the event that Employer brings suit against Employee seeking injunctive relief, Employer agrees to advance all of Employee’s reasonable legal and other expenses, including all fees, incurred by Employee in connection with such action, provided, however, that if Employer ultimately prevails in seeking injunctive relief, Employee shall reimburse Employer all such advanced legal fees and other expenses.

11.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflict of laws principles to the extent that such principles would require the application of laws other than the laws of the State of Florida.
12.
Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when (i) delivered by hand, (ii) delivered by electronic mail that is confirmed by non-automated means, or (iii) when delivered or delivery is refused if sent by registered or certified U.S. mail, return receipt requested, postage prepaid, or via reputable overnight courier, addressed as follows:

If to Employer or Pediatrix: PMG Services, Inc. 1301 Concord Terrace Sunrise, FL 33323 Attention: General Counsel Email: maryann.moore@pediatrix.com	If to Employee: Mark Ordan At address provided to Employer.

or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.

13.
Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns. Notwithstanding the foregoing, Employee may not assign the rights or benefits hereunder without the prior written consent of Employer. This Agreement may be assigned by Employer to an affiliate of Employer (with a sufficient net worth to perform the obligations hereunder) in connection with a corporate reorganization, restructuring, or similar corporate transaction, or to a successor to Employer in connection with a Change in Control, upon notice to Employee.
14.
Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area, which would cure such invalidity.
15.
Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.
16.
Damages. Nothing contained herein shall be construed to prevent Employer or Employee from seeking and recovering from the other damages sustained by either or both of them as a result of a breach of any term or provision of this Agreement.
17.
No Third Party Beneficiary. Except as provided in Section 8.9 hereof, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of Employee, Employee’s heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement. No agreements or representations, oral or otherwise, express or implied, have been made by either party with respect to the subject matter of this Agreement which agreements or representations are not set forth expressly in this Agreement, and this Agreement supersedes any other employment agreement between Employer and Employee.
18.
Legal Fees. Employer shall reimburse Employee for his reasonable legal fees incurred in connection with the negotiation of this Agreement and the ancillary agreements up to an amount equal to $60,000, with such amount payable within sixty (60) days following the Effective Date.

The remainder of this page has been left blank intentionally.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the Effective Date.

EMPLOYER: PMG SERVICES, INC.	EMPLOYEE:
By: /s/ Mary Ann E. Moore Mary Ann E. Moore Executive Vice President, Chief Administrative Officer, General Counsel & Secretary	By: /s/ Mark Ordan MARK ORDAN
PEDIATRIX MEDICAL GROUP, INC. By: /s/ Shirley A. Weis Shirley A. Weis Chair, Compensation and Talent Committee

Signature Page to Employment Agreement

EXHIBIT A

BUSINESS OF EMPLOYER

As of the date hereof, Employer, directly or through its affiliates, provides professional medical services and all aspects of practice management services in medical practice areas that include, but are not limited to, the following (collectively referred to herein as “Employer’s Business”):

(1) Neonatology, including hospital well baby care;

(2) Maternal‑Fetal Medicine, including general obstetrics services;

(3) Pediatric Cardiology;

(4) Pediatric Intensive Care, including Pediatric Hospitalist Care;

(5) Newborn hearing screening services;

(6) Pediatric Surgery; and

(7) Pediatric Emergency Medicine.

References to Employer’s Business in this Agreement shall include such other medical service lines, practice management services and other businesses in which Employer is engaged during the Employment Period; provided, that to be considered a part of Employer’s Business, Employer must have engaged in such other service line, practice management service or other business at least six (6) months prior to the termination of Employee’s employment. For purposes of this Exhibit A, businesses of Employer shall include the businesses conducted by Employer’s subsidiaries, entities under common control and affiliates as defined under Rule 144 of the Securities Act of 1933, as amended. Such affiliates shall include the professional corporations and associations whose operating results are consolidated with Employer for financial reporting purposes, provided that for purposes of Sections 8.2 and 8.3 of this Agreement, the term “affiliates” shall only mean the foregoing affiliates and subsidiaries. As used in the Agreement, the term “affiliate” shall exclude unrelated entities owned by an acquirer of Employer or Pediatrix.

Notwithstanding the foregoing, Employer acknowledges and agrees to the following exceptions and clarifications regarding the scope of Employer’s Business.

A. Hospital Services. Employer and Employee acknowledge that, as of the date hereof, Employer does not currently operate hospitals, hospital systems or universities. Nevertheless, the businesses of hospitals, hospital systems and universities would be the same as Employer’s Business where such hospitals, hospital systems or universities provide or contract with others to provide some or all of the medical services included in Employer’s Business. Therefore, the parties desire to clarify their intent with respect to the limitations on Employee’s ability to work for or contract with others to provide services for a hospital, hospital system or university during the Employment Period and during the Restricted Period. Section 8.1 shall not be deemed to restrict Employee’s ability to work for a hospital, hospital system or university if the hospital, hospital system or university does not provide any of the medical services included in Employer’s Business. Furthermore, even if a hospital, hospital system or university provides medical services that are included in Employer’s Business, Employee may work for such hospital, hospital system or university if Employee has no direct supervisory responsibility for or involvement in the hospital’s, hospital system’s or university’s provision of medical services that

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are Employer’s Business. For the avoidance of doubt, Employer and Employee agree that if Employee becomes the Chief Executive Officer or a member of the board of directors of a university, a hospital system or health system, or other executive officer of similar level to the foregoing, that Employee shall not be in breach of the provisions of this Agreement. Finally, Employer agrees that Employee may hold direct supervisory responsibility for or be involved in the medical services of a hospital, hospital system or university that are included in Employer’s Business so long as such hospital, hospital system or university is located at least ten (10) miles from a medical practice owned or operated by Employer or its affiliate. Subject to paragraph B below, the provisions of this paragraph shall not apply to the extent that, after the date hereof, Employer enters into the business of operating a hospital or hospital system.

B. De Minimus Exception. Employer agrees that a medical service line (other than those listed in items (1) through (8) above), practice management service or other business in which Employer is engaged shall not be considered to be a part of Employer’s Business if such medical service line, practice management service or other business constitutes less than three percent (3%) of Employer’s annual revenues.

C. Divested Lines of Service. Employer agrees that any medical service line (including those listed in items (1) through (8) above), practice management, or other business in which Employer is engaged that is divested pursuant to a disposition, sale of assets or equity, or otherwise after the Effective Date shall not be considered to be a part of Employer’s Business effective as of the effective date of such divestiture.

D. Certain Ownership Interests. It shall not be deemed to be a violation of Section 8.1 for Employee to: (i) own, directly or indirectly, one percent (1%) or less of a publicly‑traded entity that has a market capitalization of $1 billion or more; (ii) own, directly or indirectly, five percent (5%) or less of a publicly‑traded entity that has a market capitalization of less than $1 billion; or (iii) own, directly or indirectly, less than ten percent (10%) of a privately‑held business or company, if Employee is at all times a passive investor with no board representation, management authority or other special rights to control operations of such business or company.

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EXHIBIT B

FORM OF RELEASE

GENERAL RELEASE OF CLAIMS

1.
Mark Ordan (“Employee”), for himself or herself and his or her family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Section 4.[●] of that certain Employment Agreement, dated as of January 12, 2025, by and between Employee and Employer, to which this release is attached as Exhibit B (the “Employment Agreement”), does hereby release and forever discharge PMG Services, Inc. (“Employer”), its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers, employees, shareholders or agents in such capacities (collectively with Employer, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown arising as a result of events occurring through the date hereof, including, but not limited to, all claims under any laws applicable to Employee’s employment, whether for discrimination, harassment, retaliation, tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Employee acknowledges that Employer encouraged Employee to consult with an attorney of Employee’s choosing, and through this General Release of Claims encourages Employee to consult with Employee’s attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that Employee understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Employee expressly waives any and all claims under ADEA that Employee may have as of the date hereof. Employee further understands that by signing this General Release of Claims Employee is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any actions to enforce rights to receive any payments or benefits which may be due Employee pursuant to Section 4 of the Employment Agreement, or under any of Employer’s employee benefit plans, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification rights Employee may have as a former officer or director of Employer or its subsidiaries or affiliated companies, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by Employer or its subsidiaries or affiliated companies in accordance with the terms of such policy, (v) any rights as a holder of equity securities of Employer, (vi) any claims that cannot be waived as a matter of law, (vii) any claims Employee may have to government‑sponsored and administered benefits such as unemployment insurance, workers’ compensation insurance (excluding claims for retaliation under workers’ compensation laws), state disability insurance, and paid family leave benefits, and (viii) any benefits that vested on or prior to the termination date pursuant to a written benefit plan sponsored by Employer and governed by the federal law known as “ERISA”.
2.
Employee represents that Employee has not filed against the Released Parties any complaints, charges, or lawsuits arising out of Employee’s employment, or any other matter arising

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on or prior to the date of this General Release of Claims, and covenants and agrees that Employee will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Employee pursuant to paragraph 1 hereof (a “Proceeding”), provided, however, Employee retains the right to commence a Proceeding to challenge whether Employee knowingly and voluntarily waived Employee’s rights under ADEA.
3.
Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement or any other agreement between Employer and Employee shall prevent Employee from filing a charge, sharing information and communicating in good faith, without prior notice to Employer, with any federal government agency having jurisdiction over Employer or its operations, and cooperating in any investigation by any such federal government agency; however, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies, provided that, for purposes of clarity, this limitation on monetary recovery does not apply to whistleblower proceedings before the United States Securities and Exchange Commission.
4.
Employee hereby acknowledges that Employer has informed Employee that Employee has up to twenty‑one (21) days to sign this General Release of Claims and Employee may knowingly and voluntarily waive that twenty‑one (21) day period by signing this General Release of Claims earlier. Employee also understands that Employee shall have seven (7) days following the date on which Employee signs this General Release of Claims within which to revoke it by providing a written notice of Employee’s revocation to Employer.
5.
Employee acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of Florida applicable to contracts made and to be performed entirely within such State.
6.
Employee acknowledges that Employee has read this General Release of Claims, that Employee has been advised that Employee should consult with an attorney before Employee executes this general release of claims, and that Employee understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.
7.
This General Release of Claims shall take effect on the eighth day following Employee’s execution of this General Release of Claims unless Employee’s written revocation is delivered to Employer within seven (7) days after such execution.

[DO NOT SIGN] , 20

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